Exhibit 10(ix)

THE STANLEY WORKS

Deferred Compensation Plan for Participants

in Stanley’s Management Incentive Plans

1.	Purpose of the Plan.
a.

To offer to certain participants in Stanley’s management incentive plans an opportunity to defer the receipt of incentive earnings for tax or other reasons suited to the participant’s own financial plans.

b.

To provide an opportunity to participants to reinvest their incentive earnings in The Stanley Works (“Company” or “Stanley”) under terms which will provide a return related to the future earnings performance of the Company.

c.	To provide an incentive to participants, supplementing that of the management incentive plans, for the achievement of superior earnings performance by the Company.
2.	Eligibility.
a.

All participants in Stanley’s management incentive plans who are “highly compensated employees” are eligible to participate in this Plan. A “highly compensated employee” is an employee who, for the year for which an election is made under this Plan, is a highly compensated employee, as defined in Section 414(q) of the Internal Revenue Code of 1986, as amended (the “Code”). Such definition is based on W-2 income (including amounts deferred under Section 125 or 401(k) of the Code) during the calendar year immediately preceding the year for which an election is made exceeding the indexed amount $100,000 for 2007 described in Section 414(q)(1)(B) of the Internal Revenue Code for such preceding calendar year.

b.	This Plan is applicable only to incentive earnings earned under the management incentive plans.
3.	Election by Participant.
a.

The election (the “original election”) by the participant must be made prior to December 31 (or such later date determined by the administrator of the Plan, but not later than the March 31 following such December, provided that the incentive earnings are not yet “readily ascertainable” within the meaning of Section 409A as defined in paragraph 9 of this Plan) of each year with respect to deferral of incentive earnings earned the following year, except that a new participant in the Plan may make an original election within 30 days of first becoming eligible to participate in the Plan with respect to incentive earnings paid for services to be performed after the election. All or any portion, or none, of the incentive earnings may be deferred.

b.

The original election must specify when or under what circumstances payment is to be made in the future and whether by lump sum or in a series of payments (and each payment shall be considered a “separate payment” for purposes of Section 409A); the circumstances that may be specified are limited to death, retirement, or termination of employment.

c.

Once made, an election (either an original election or a subsequent election) may not be changed to delay the receipt of incentive earnings or to change the form of payment unless such change (i) will not take effect until at least twelve months after the date on which the change is submitted; (ii) defers the receipt of the applicable incentive earnings (other than an election made on account of “disability,” “death” or an “unforeseeable emergency,” each within the meaning of Section 409A) for a period of not less than five years from the date such incentive earnings would otherwise have been paid; and (iii) is made not less than twelve months before the date the applicable incentive earnings is scheduled to be paid.

d.

Once made, an election may not be changed either in amount or method of payment to accelerate the receipt of incentive earnings, except as authorized by the Compensation and Organization Committee of Stanley’s Board of Directors in accordance with paragraphs (j)(4)(ii) through (xiv) of Treasury Regulation §1.409A-3.

e.

Notwithstanding any provision in the Plan to the contrary, if the participant is a “specified employee” at the time the participant incurs a “separation from service” (each within the meaning of Section 409A), incentive earnings (and credited interest thereon) that would otherwise become payable during the six-month period immediately following the participant’s separation from service shall instead be paid on the earlier of (i) the first business day of the seventh month following the date of the participant’s separation from service or (ii) participant’s death.

4.	Interest Payment Schedule.
a(i).	Interest will be credited annually on deferred amounts of incentive earnings earned prior to 1992 based on the following schedule:

If “Pretax Earnings” on opening Stockholders’ equity are:	Interest Credited on Deferred Funds will be:
Less than 10%	-0-
10 to 12	5%
12 to 14	6-1/2
14 to 16	8-1/4
16 to 18	10-1/2
18 to 20	13-1/2
20% and over	17[a]

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[a]	For 1981 and thereafter: the higher of 17%, or the U.S. Treasury Bill rate, compounded quarterly, all as provided in footnote c.

“Pretax earnings” will be Earnings Before Income Taxes as shown in the Annual Report to Stockholders except that such Earnings Before Income Taxes will be increased by an amount equal to aggregate management incentive compensation.

a(ii).	Interest will be credited annually on deferred amounts of incentive earned based on performance in the years 1992-1994 based on the following schedule.

If “Net Earnings” on “Stockholders’ Equity” are:	Interest Credited on Deferred Funds will be:
Less than 9%	8%
9 to 18	12
Over 18	16[b]

“Net Earnings” will be consolidated full year’s net earnings and “Stockholders’ Equity” is the average of the opening and closing consolidated stockholders’ equity, in each case as shown in the Annual Report to stockholders.

a(iii).

Interest will be credited annually on deferred amounts of incentive earned based on performance in 1995 or thereafter with interest compounded quarterly at a rate equal to 1 percentage point greater than the yield of 10 year Treasury Notes as reported for the last business day of the preceding calendar quarter.

b.

Deferred incentive earnings earned in a given year will be credited to the participant’s deferred account in February of the following year. Each February thereafter interest will be credited on the total deferred balance in the account, as of the beginning of the year, based on the Company’s earnings performance for the prior year, per the schedule above.

5.	Removal of Funds from the Plan.
a.	Deferred funds credited to a participant will be removed from this Plan in the event of:

- death,

- retirement, or

- termination of employment,

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[b]	The higher of 16% or the U.S. Treasury Bill rate, compounded quarterly, all as provided in footnote c.

provided that in the event of death or retirement, interest earned under the Plan will be credited to the participant’s deferred account on a pro rata basis from the beginning of the year to the date of death or retirement.

b.

For periods after December 31, 1987, such deferred funds removed from the Plan will be credited by the Company with interest compounded quarterly at a rate equal to the yield of 5 year Treasury Notes[c] as reported for the last business day of the preceding calendar quarter.

6.	General.

Interest credited on deferred funds under the Plan will not constitute earnings for pension plan purposes.

7.	Definition of Change in Control.

For purposes of this Plan, a “Change in Control of the Company” shall mean a “change in the ownership” or the “effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” (each within the meaning of Section 409A).

8.	Accelerated Payment Following a Change in Control.

Notwithstanding any of the preceding provisions of this Plan, as soon as possible following any Change in Control of the Company, but in no event later than 30 days following such Change in Control, payment shall be made, in cash, of the entire account of each participant hereunder, including participants who have commenced distribution under the Plan. For purposes of calculating the amount of such payment, with respect to any period for which no interest on the deferred balance has yet been credited to any such participant’s account under section 4 or section 5 hereof, pro rated interest based on the rate of interest credited for the immediately preceding year (in the case of section 4 interest) or the immediately preceding quarter (in the case of section 5 interest) shall be credited to such account.

9.	Section 409.

Reference to “Section 409” is to section 409 of the Code, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to section 409 by the U.S. Department of Treasury or the Internal Revenue Service. The Plan is intended to provide for the deferral of compensation in full compliance with Section 409A. The Plan shall be construed in a manner to give effect to such intention.

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[c]

The “U.S. Treasury Bill rate” referred to elsewhere shall be that interest rate equal to the yield for 3-month U.S. Treasury Bills as reported for the last business day of the preceding calendar quarter.

10.	Limited Transition Relief through December 31, 2008.

Notwithstanding anything herein to the contrary, pursuant to the transition relief provided under Q&A 19(c) of IRS Notice 2005-1, as amplified by the proposed regulations under Section 409A, and as further amended by IRS Notice 2006-79 and IRS Notice 2007-86, a participant (i) may designate the time and form of distribution to the extent not previously so elected and/or (ii) may make a new election to change the time and form of distribution in a previously filed election, in each case, no later than December 31, 2008. A participant who chooses not to file a new election as provided in clause (ii) shall continue to participate in the Plan pursuant to his or her prior distribution elections, which shall be administered in accordance with Section 409A. Any changes to elections made after December 31, 2008 will be subject to paragraph 3(c) of the Plan.